EXHIBIT 99.1

VELATEL SIGNS BUSINESS AGREEMENT WITH A CHINESE STATE OWNED COMPANY TO PROVIDE WIRELESS BROADBAND ACCESS

VelaTel to deploy and operate a private TD-LTE network for
China Aerospace Science and Technology Group

SAN DIEGO, CA – NOVEMBER 14, 2011 – US-based VelaTel Global Communications (OTCQB: VELA) (VelaTel), a leader in deploying and operating wireless broadband and telecommunication networks worldwide, today announced it has entered into a Business Agreement with Aerostrong Company Limited.  Aerostrong is a subsidiary of China Aerospace Science and Technology Group (CASC), a state-owned company in the People’s Republic of China (PRC).  Aerostrong holds PRC-issued value added services licenses to provide telecommunication services via satellite nationwide and internet access service in 18 major cities.  Aerostrong will apply for additional licenses for radio frequency spectrum to provide wireless broadband access (WBA).  Under the Business Agreement, VelaTel, through a PRC operating company subsidiary, will enter into an exclusive service contract with Aerostrong to deliver WBA and related telecommunications services to CASC and its affiliates utilizing Aerostrong’s licenses combined with infrastructure equipment VelaTel will finance.  The operating company will also provide all engineering and network management services, including engineering VelaTel has already completed for 29 major PRC cities in connection with a different WBA project.  Aerostrong will pay the operating company service fees to be specified in the service contract.  The operating company will deploy and operate Aerostrong’s 4G network, which will employ TD-LTE technology using equipment already commercially available and manufactured by VelaTel’s strategic partner ZTE Corporation.  VelaTel and Aerostrong expect to finalize the service contract before year-end 2011 and for Aerostrong to secure additional licenses for the 4G network by the end of the first quarter 2012. The 4G network will serve primarily as a private network for employees of CASC and its affiliated companies, and their respective customers and suppliers.  The parties expect that the first phase of deployment will include CASC’s Beijing headquarters campus and its corporate users.

CASC is the main contractor for the PRC’s space program.  Through its subsidiaries, CASC designs and manufactures spacecraft for government application, as well as high-end civilian products including machinery, chemicals, communications equipment, transportation equipment, computers, medical care products and environmental protection equipment.  CASC has more than 120,000 employees distributed among eight R&D and production complexes and approximately 20 other subsidiaries and affiliated enterprises.  Its asset value exceeds $20 billion, its annual revenue $10 billion and its annual profit $1 billion.  Aerostrong specializes in information industry services and systems integration on behalf of CASC and other customers.  Its 2010 revenue was over $23 million.  For further information about CASC, please visit www.spacechina.com.

VelaTel’s President, Colin Tay stated: “We are very excited about all our projects.  However, there are two important differences between our latest projects and our other projects.  First, the advances that have been made in commercially available equipment will allow us to roll out TD-LTE from the outset instead of upgrading to a dual band LTE network.  Second, securing one customer with 100,000 users compared to 100,000 unique subscribers creates a different financial dynamic in terms of faster revenue ramp up, reduced marketing expense,  avoiding user turnover, and delivering customer service.  VelaTel’s CEO, George Alvarez, added: “These projects present a new business model for us in China.  These companies, like universities, municipalities, and other government and quasi-government agencies, have specialized needs for integrated network services. We can provide the expertise and the capital.  The number of users CASC can assure us under a long term contract justifies our investment, and provide different revenue vehicles to ride the broadband explosion in China.”

About VelaTel Global Communications, Inc.
VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers.  VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers.  VelaTel currently has project operations in People’s Republic of China and Peru.  Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe.  VelaTel’s administrative headquarters are in San Diego, California.  For more information, please visit www.velatel.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

VelaTel Contacts:

Media/Analyst Relations	Retail Investors
Kimberley Brown	Tim Matula
Core Insights 360 PR	VelaTel Global Communications, Inc.
Public Relations	Investor Relations
1-404-314-2900	(Toll Free) 1-877-260-9170
kbrown@coreinsights360.com	investors@velatel.com

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